Exhibit 99.1

NEWS RELEASE

Roan Resources, Inc. to Begin Trading on the New York Stock Exchange and Elects Independent Director to its Board

OKLAHOMA CITY, November 6, 2018 – Roan Resources, Inc. (OTCQB: ROAN) (“Roan” or the “Company”) announced that trading for its Class A common stock has been approved for listing on the New York Stock Exchange (“NYSE”). The shares are expected to begin trading on the NYSE under the ticker symbol ‘ROAN’ on November 9, 2018. Upon commencement of trading on the NYSE, the Company’s Class A common stock will cease trading on the OTCQB market.

“This marks another momentous occasion for Roan and its shareholders” said Tony Maranto, Chairman and Chief Executive Officer. “We will be listed on the NYSE very soon, which has been a goal for this organization from day one. We look forward to the visibility and liquidity that comes with trading on this premier exchange.”

The Company also announced the Roan Board of Directors (the “Board”) elected Joseph A. Mills to the Board as its ninth member and additional Independent Director, effective immediately. Mr. Mills will serve on both the Audit Committee and the Nominating and Governance Committee.

“We are very pleased to announce the addition of Mr. Mills to our Board,” said Mr. Maranto. “He brings a high level of oil and gas expertise through both his current and previous job experience. We know he will further enhance our board and continue to keep the shareholders best interest in mind as the Company grows.”

Mr. Mills currently serves as the President and Chief Executive Officer of Samson Resources II, LLC, a position he has held since February 2017. Prior to joining Samson Resources, Mr. Mills served in various roles, including Chairman and Chief Executive Officer positions for several public and private oil and gas companies, including Eagle Rock Energy G&P, LLC and Montierra Management LLC. He also served director and executive officer positions at several other industry related companies. Mr. Mills received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas and a Master of Business Administration degree in Finance from the University of Houston. Additional information on Mr. Mills can be found in the Form 8-K filed on November 6, 2018.

About Roan Resources

Roan is an independent oil and natural gas company headquartered in Oklahoma City, OK focused on the development, exploration and acquisition of unconventional oil and natural gas reserves in the Merge, SCOOP and STACK plays of the Anadarko Basin in Oklahoma. For more information, please visit www.RoanResources.com, where we routinely post announcements, updates, events, investor information, presentations and recent news releases.

Investor Contact:

Alyson Gilbert

Investor Relations Manager

405-896-3767

IR@RoanResources.com